UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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GameStop Corp.
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625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000

Notice of Annual Meeting of Stockholders
To Be Held June 23, 2015

Dear Stockholder:
We invite you to attend our Annual Meeting of Stockholders on Tuesday, June 23, 2015 at 1:00 p.m., Central Daylight Time, at the Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092.
At the meeting we will ask you to:

•	elect our Board of Directors;

•	provide an advisory, non-binding vote on our executive compensation; and

•	ratify the appointment of our independent registered public accounting firm for our fiscal year ending January 30, 2016.

We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
Only holders of record of our Class A Common Stock, par value $.001 per share, at the close of business on May 1, 2015 are entitled to vote at the meeting or at any adjournment or postponement of the meeting.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for stockholders whose shares are held by a brokerage firm or other custodian.
Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo
Executive Chairman
May 8, 2015

625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000

Proxy Statement for the Annual Meeting of Stockholders
To Be Held June 23, 2015

The Annual Meeting of Stockholders of GameStop Corp. will be held at the Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092 on Tuesday, June 23, 2015 at 1:00 p.m., Central Daylight Time, for the following purposes:

(1)	To elect seven Directors, each to serve as members of our Board of Directors until the next annual meeting of stockholders and until their successors are elected and qualified.

(2)	To provide an advisory, non-binding vote on our executive compensation.

(3)	To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016.
Only holders of record of our Class A Common Stock, par value $.001 per share, as of the close of business on May 1, 2015 are entitled to notice of, and to vote at, the annual meeting or at any adjournment or postponement of the meeting.
Our Board of Directors knows of no other business that will be presented for consideration at the meeting. If any other matter should be properly presented at the meeting or any adjournment or postponement of the meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
On or about May 8, 2015, we mailed a Notice of Internet Availability of Proxy Materials to stockholders. This Proxy Statement and the form of proxy are first being furnished to stockholders on or about May 8, 2015.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you and will conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.envisionreports.com/GME, selecting the “Request Materials” option, and following the enrollment instructions.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 23, 2015
This Proxy Statement, form of proxy and 2014 Annual Report are available at http://investor.gamestop.com
Except as otherwise stated, information on our website is not a part of this Proxy Statement

Information About The Meeting and Voting
What Am I Voting on?
Our Board of Directors ("Board") is soliciting your vote for:

•	The election of seven Directors to serve on our Board of Directors until the next annual meeting of stockholders and until their successors are elected and qualified.

•	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016.
Our Board is also requesting you to cast an advisory, non-binding vote on:

•	Our executive compensation.
Our Board knows of no other business that will be presented for consideration at the meeting. If any other matter should be properly presented at the meeting or any adjournment or postponement of the meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
What Are the Board’s Recommendations?
Our Board recommends that you vote:

•	FOR the election of the seven nominees identified in this Proxy Statement to serve as Directors;

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016.
Who Is Entitled to Vote?
Holders of shares of common stock of record as of the close of business on May 1, 2015 are entitled to notice of and to vote at the meeting. Shares of common stock can be voted only if the stockholder is present in person or is represented by proxy at the meeting. As of the record date, 107,165,246 shares of common stock were issued and outstanding and entitled to vote.
How Do I Vote?
Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the meeting:

•
Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website (www.envisionreports.com/GME). Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•
Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the seven nominees identified in this Proxy Statement; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016.

•
Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•
In Person Attendance. You may vote your shares in person at the meeting. Even if you plan to attend the meeting in person, we recommend that you submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange, your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1 and 2, and, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 3 (Ratification of the Appointment of our Independent Registered Public Accounting Firm). See below “What is a Broker Non-Vote?”
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by fax, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the meeting to:
GameStop Corp
625 Westport Parkway
Grapevine, Texas 76051
Attention: Secretary

•	Attending the meeting and voting in person. Your attendance at the meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting.
What Constitutes a Quorum?
A quorum of common stockholders is required to hold a valid meeting of stockholders. Unless a quorum is present at the meeting, no action may be taken at the meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the meeting. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.
What Is a Broker Non-Vote?
A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. Stockholders have no cumulative voting rights. Although the advisory vote on Proposal 2 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will take the result into account in making a determination concerning executive compensation.
Election of Directors. Our Bylaws provide that, in an uncontested election, a nominee for Director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, and Directors are elected by a plurality of the votes cast in a contested election.
The majority voting standard will apply to the election of Directors at the meeting. Accordingly, a nominee for election to the Board will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee. Broker non-votes, if any, and abstentions will not be treated as votes cast for the election of a Director.
Our Board of Directors has also adopted a resignation policy which is included in our Bylaws, under which a Director nominated for re-election who fails to receive the required number of votes for re-election will be required to tender his or her resignation to our Board. Within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee of the Board will be required to recommend to the Board whether the Board should accept the resignation, and the Board will be required to act on the recommendation, taking into account any factors it considers relevant, and publicly disclose its decision and the rationale behind it. The Director whose resignation is under consideration will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board regarding his or her resignation.

Advisory Vote on Executive Compensation. Approval, by non-binding vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote. As an advisory vote, the proposal to approve our executive compensation is not binding upon us. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote.
Who Counts the Votes?
We have engaged Computershare, our transfer agent, as our inspector of elections to receive and tabulate votes. Computershare will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Computershare will also certify the results, determine the existence of a quorum and the validity of proxies and ballots.
What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, Computershare, at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the U.S., phone 1-201-680-6578) and providing such information. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a stockholder.
What if I Receive Only One Set of Proxy Materials Although There Are Multiple Stockholders at My Address?
If you and other residents at your mailing address own shares of common stock you may have received a notice that your household will receive only one Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials. If you hold shares of common stock in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Computershare at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the U.S., phone 1-201-680-6578) and providing such information. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Investor Relations or by calling at (817) 424-2000. If you are receiving multiple copies of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Investor Relations in the same manner.
How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?
Stockholder proposals may be submitted for inclusion in the Proxy Statement for our 2016 annual meeting of stockholders in accordance with rules of the Securities and Exchange Commission (“SEC”) and the advance notice provisions summarized later in this Proxy Statement under “Other Information - Stockholder Proposals for the 2016 Annual Meeting of Stockholders.” Proposals should be sent via registered, certified, or express mail to: Secretary, 625 Westport Parkway, Grapevine, Texas 76051.
What is Included in the Proxy Materials?
We have furnished our 2014 Annual Report with this Proxy Statement. The 2014 Annual Report includes our audited financial statements for our fiscal year ended January 31, 2015, along with other financial information about us. Our 2014 Annual Report is not part of the proxy solicitation materials.
You can obtain, free of charge, a copy of our Form 10-K, which includes our audited financial statements, by:

•	accessing our website at www.gamestop.com and clicking on the “Investor Relations” link within the “Corporate” link;

•	writing to our Vice President of Public and Investor Relations, at 625 Westport Parkway, Grapevine, Texas 76051; or

•	calling at: (817) 424-2000.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
How Can I Access the Proxy Materials Electronically?
This Proxy Statement and our 2014 Annual Report are available on our website at www.gamestop.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.envisionreports.com/GME.

ELECTION OF DIRECTORS
PROPOSAL 1
Information Concerning the Directors and Nominees
Composition of the Board
Our Board currently consists of 11 Directors. Our certificate of incorporation provides that the authorized number of Directors may be changed only by a resolution of the Board. At the 2013 annual meeting of stockholders, our stockholders approved amendments to our governing documents that eliminated the classified structure of the Board of Directors, but left unaffected the existing terms of directors previously elected under our prior three-class structure. The annual election of Board members with expiring terms commenced with the 2014 annual meeting of stockholders and will continue at the 2015 meeting. Accordingly, the Board has nominated Daniel A. DeMatteo, Thomas N. Kelly Jr., Shane S. Kim, J. Paul Raines, Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy, whose terms of office as members of the Board are expiring at this Annual Meeting, to serve a one-year term expiring at the 2016 annual meeting of stockholders.

The Board has established a Director retirement age of 72, unless the Executive Chairman grants a waiver as permitted under the retirement policy. As indicated below, R. Richard Fontaine is over the age of 72; however, given Mr. Fontaine’s value to the Board and the Company, Mr. DeMatteo, as Executive Chairman, granted this waiver. Background information and qualifications with respect to our Board of Directors and nominees for election as Directors appear below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.
The following table sets forth the names and ages of our Directors, the year they first became a Director, the positions they hold with the Company, and the standing committees of the Board of Directors on which they serve as of May 1, 2015:

Name	Age	Director Since*	Position with the Company	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Daniel A. DeMatteo	67	2002	Executive Chairman and Director
J. Paul Raines	51	2012	Chief Executive Officer and Director
Jerome L. Davis	60	2005	Director			x **
R. Richard Fontaine	73	2001	Director
Thomas N. Kelly Jr.	68	2012	Director		x
Shane S. Kim	52	2011	Director		x
Steven R. Koonin	57	2007	Director			x
Stephanie M. Shern	67	2002	Director (1)	x **
Gerald R. Szczepanski	66	2002	Director	x	x **
Kathy P. Vrabeck	51	2012	Director	x
Lawrence S. Zilavy	64	2005	Director	x		x

*	Includes predecessor companies

**	Committee Chair

(1)	Lead Independent Director
The Board believes that each Director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, the current Directors, as well as the nominees, have extensive experience in a variety of fields including retail, entertainment, video games, consumer marketing, finance, real estate, consulting and communications, each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board also believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a chief executive officer or chief operating officer, as a senior partner in a large services firm or as executive management in other large corporations. All of our current Board members have experience in oversight of public corporations due to their experience on the Board of Directors of GameStop and other companies. The Board believes that the skills and experience of each standing Director and nominee qualify them to serve as a Director of the Company.

Nominees for Election as Director
The following individuals are nominees for Director at the Meeting:
Daniel A. DeMatteo is a Director and Executive Chairman, a position he has held since June 2010. He served as our Chief Executive Officer from August 2008 to June 2010. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996. He has served on our Board since 2002 and has been an executive officer in the video game industry since 1988.
Director Qualifications: Mr. DeMatteo brings to the Board 19 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer and over 25 years of experience as an executive officer in the video game industry. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience with the Company in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board a unique and valuable perspective on the Company’s operations, strategy and business, including his perspective on the formula for success that has brought the Company to its current industry-leading position. The Company also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the video game industry as we pursue new opportunities in our continued business transformation.
Thomas N. Kelly Jr. is a Director and a member of the Compensation Committee. He has served as a Director since July 2012. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corp., a global communications company ("Sprint Nextel"), from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., a global communications company (“Nextel”), which became Sprint Nextel, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel from 1996 until February 2003. Mr. Kelly currently serves on the Board of The Scotts Miracle Gro Company (“Scotts Miracle Gro") where he has served as Lead Independent Director and currently serves as a member of the Audit Committee and the Compensation and Organization Committee.
Director Qualifications: Mr. Kelly brings to the Board extensive board experience as well as more than 25 years of leadership in the communications and wireless industries. His broad business knowledge in the communications and wireless industries brings valuable insight in supporting the advancement of the Company’s mobile wireless retail and digital strategies.
Shane S. Kim is a Director and a member of the Compensation Committee. He has served as a Director since July 2011. Mr. Kim worked for Microsoft Corporation (“Microsoft”) for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.
Director Qualifications: Mr. Kim brings to the Board over 20 years of experience in the constantly evolving video game industry and the associated rapidly changing technological landscape. His broad video game knowledge, his knowledge of Microsoft (one of the Company’s largest suppliers) and business experience bring valuable insight in supporting the advancement of the Company’s business and digital strategies.
J. Paul Raines is a Director and is our Chief Executive Officer. Prior to being named CEO in June 2010, he served as Chief Operating Officer, a position he held since joining the Company in September 2008. As CEO, Mr. Raines has led the on-going transformation of GameStop from the leading global physical video game retailer into a global family of specialty retail brands by building online and digital platforms and expanding the Company’s efforts beyond the video game category, to include a portfolio of AT&T wireless and Apple technology retail brands through its acquisition of Spring Mobile and Simply Mac. Today, GameStop is a family of specialty retail brands that makes our customers' favorite technologies affordable and simple.
Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot (“Home Depot”) in various management positions in retail operations, including as Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean and 10 years with Kurt Salmon Associates in their consumer products group. Mr. Raines serves on the Board of Directors of Advance Auto Parts, Inc. (“Advance Auto Parts”), where he is a member of the Finance Committee and the Nominating and Corporate Governance Committee. He also serves on the Board of Trustees of the Georgia Tech Foundation, a non-profit organization.
Director Qualifications: Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board benefits from Mr. Raines’ insights gained from his experience and expertise in the areas of retail store operations, customer service, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing. Additionally, Mr. Raines’ service on the Advance Auto Parts Board of Directors and two of its committees provides the Board with a unique perspective into corporate management and board dynamics at another specialty retail public company.
Gerald R. Szczepanski is a Director and has served as a Director for the Company and its predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers.
Director Qualifications: Mr. Szczepanski brings to the Board over 35 years of experience in the retail business. He has extensive leadership experience as both a former chairman and chief executive officer of a public company in the specialty retail industry.

Kathy P. Vrabeck is a Director and a member of the Audit Committee. She has served as a Director since June 2012. She is currently a Partner at Heidrick & Struggles International, Inc. (“Heidrick & Struggles”), where she serves as both Global Sector Leader in their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Pictures from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc. (“EA”) where she served as President, EA Casual Entertainment and led EA’s efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc. (“Activision”) from August 1999 to April 2006 where she served as President, Activision Publishing, overseeing Activision’s product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees.
Director Qualifications: Ms. Vrabeck brings to the Board over 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company’s largest suppliers and her business experience brings valuable insight in supporting the advancement of the Company’s business and digital strategies.
Lawrence S. Zilavy is a Director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. He has served as a Director since October 2005. Since October 2009, Mr. Zilavy has been employed by a private family investment office. Mr. Zilavy was a Senior Vice President of Barnes & Noble College Booksellers, Inc. from May 2006 to September 2009. He was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. (“Barnes & Noble”) from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to joining Barnes & Noble, Mr. Zilavy had a 25-year career in banking. Mr. Zilavy is also a Director of The Hain Celestial Group, Inc., a leading natural and organic food and personal care products company with operations in North America, Europe and India, and the non-profit arts education institution The Harlem School of the Arts. During the past five years, Mr. Zilavy has also served as a Director of Barnes & Noble.
Director Qualifications: Mr. Zilavy brings to the Board significant senior executive-level experience in a large specialty retail company and experience on public company boards. This experience, together with Mr. Zilavy’s 25 years of experience as a banker, provides the Board strong financial, operating and governance expertise.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.
Other Directors whose Terms of Office Continue after the Meeting
Jerome L. Davis is a Director and Chair of the Nominating and Corporate Governance Committee. Mr. Davis has served as a Director since October 2005. Mr. Davis is Executive Vice President & Chief Revenue Officer for Metropolitan Washington Airports Authority in Washington DC.  Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc. from January 2010 to June 2012. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a Director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc.

(“Apogee”), where he has been a Director since 2004. He previously chaired the Finance and Enterprise Risks Committee of Apogee for five years.
Director Qualifications: Mr. Davis brings to the Board more than 35 years of experience in Fortune 500 companies and extensive expertise and insight in multiple areas including marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation and information technology. In addition, his experience as a Director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.
R. Richard Fontaine is a Director. He served as our Chairman International from June 2010 until March 2013 and as our Executive Chairman of the Board from August 2008 until June 2010. Mr. Fontaine was our Chairman of the Board and Chief Executive Officer from GameStop’s predecessor company’s initial public offering in February 2002 until August 2008. In addition, Mr. Fontaine served as Chief Executive Officer of our predecessor companies from November 1996 to February 2002. He has been an executive officer or director in the video game industry since 1988.
Director Qualifications: Mr. Fontaine brings to the Board more than 25 years of experience as an executive officer or director in the video game industry and, as one of the founders of GameStop, 18 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer. Mr. Fontaine’s market knowledge and breadth of experience in numerous functions within the Company has resulted in a deep understanding of the opportunities and challenges facing the Company. The Company also benefits from Mr. Fontaine’s entrepreneurial spirit and his network of contacts and relationships within the business community as we pursue new opportunities in our continued business transformation.
Steven R. Koonin is a Director and has served as a Director since June 2007. Mr. Koonin is a member of the Nominating and Corporate Governance Committee. Mr. Koonin is the CEO of the National Basketball Association ("NBA")'s Atlanta Hawks, a position he has held since April of 2014. He is formerly the President of Turner Entertainment Networks (“Turner”), which includes TNT, TBS, truTV and Turner Classic Movies. Mr. Koonin joined Turner Broadcasting System in 2000 and was promoted to President of Turner in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company (“Coca-Cola”), including serving as Vice President of Consumer Marketing. In addition to leading the Atlanta Hawks organization, Mr. Koonin is extremely active in the Atlanta community and serves on the Boards of Directors of the Georgia Aquarium, the Fox Theatre, the Atlanta Symphony Orchestra and Emory Healthcare.

Director Qualifications: Mr. Koonin brings to the Board 14 years of executive leadership experience with a leading provider of media entertainment and 14 years of experience with a globally-recognized consumer brand. Through his executive leadership experience at both Turner and Coca-Cola, he brings to the Board deep knowledge of the entertainment industry and content creation and delivery, as well as consumer branding strategy and tactics and insight into promoting growth strategies for consumer businesses.
Stephanie M. Shern is a Director and Chair of the Audit Committee and has served in these capacities since 2002. Mrs. Shern is also our lead independent director. From 1995 until 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP (“Ernst & Young”) and a member of Ernst & Young’s Management Committee. Mrs. Shern became a Partner at Ernst & Young in 1981 and was with that firm for over 30 years. Mrs. Shern is currently a Director of Koninklijke Ahold N.V. (“Royal Ahold”), where she serves as chair of the Audit Committee and is a member of the Remuneration Committee and she is also a member of the Board and Audit Committee of Abercrombie & Fitch. During the past five years, Mrs. Shern has previously served as a Director of CenturyLink and Scotts Miracle Gro. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. She is also a member of Pennsylvania State University’s Smeal College Accounting Advisory Board and a founding member of Tapestry Network’s Lead Director Network.
Director Qualifications: Mrs. Shern brings to the Board vast leadership, financial, international, marketing/consumer industry and retail experience from a nearly 40-year finance career focused significantly on retail and consumer industries in both the United States and abroad. In addition, as a current member of the Audit Committees of Royal Ahold (where she serves as Chair) and Abercrombie & Fitch and as a past member of Audit Committees of the board of directors of other public companies, Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the Securities and Exchange Commission ("SEC").

Meetings and Committees of the Board
The Board of Directors met 10 times during the fiscal year ended January 31, 2015 (“fiscal 2014”). All Directors attended at least 75% of all of the meetings of the Board of Directors and the committees thereof on which they served during fiscal 2014, with the exception of Mr. Koonin who attended 71% of the meetings of the Board of Directors and the standing committee on which he serves.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee’s primary purpose includes the review of the adequacy and integrity of the Company’s financial statements and its financial reporting process and internal system of accounting controls, the appointment, termination, compensation, retention and oversight of the independent registered public accountants, conferring with the independent public accounting firm concerning the scope of their audit of the books and records of the Company, the review of the internal audit function, the review and oversight of the code of business conduct and ethics, the review and approval of related party transactions and consideration of other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the Board of Directors for approval. The current members of the Audit Committee are Stephanie M. Shern (Chair), Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy, all of whom are “independent” Directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the SEC. The Board of Directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 12 times during fiscal 2014.
Compensation Committee
The primary purpose of the Compensation Committee is, among other things, to make recommendations to the Board of Directors with respect to matters regarding the approval of employment agreements, management and compensation consultant hiring and executive compensation. In particular, the Compensation Committee is responsible for reviewing and approving the corporate goals and objectives relevant to the compensation of our Named Executive Officers set forth below in this Proxy Statement. The Compensation Committee is also responsible for administering our GameStop Corp. Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”) and our Fourth Amended and Restated 2001 Incentive Plan (the “2001 Incentive Plan”). The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Shane S. Kim and Thomas N. Kelly Jr., all of whom meet the independence standards of the NYSE. The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met five times during fiscal 2014.
Nominating and Corporate Governance Committee
The primary purpose of the Nominating and Corporate Governance Committee is, among other things, to review and recommend to the Board candidates for service on the Board and its committees, including the renewal of existing Directors, and to recommend to the Board the corporate governance guidelines applicable to the Company. The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin and Lawrence S. Zilavy, all of whom meet the independence standards of the NYSE. Our Board of Directors has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met seven times during fiscal 2014.
Minimum Qualifications
The Nominating and Corporate Governance Committee does not set specific minimum qualifications for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for Director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board of Directors’ duties. The Nominating and Corporate Governance Committee and the Board of Directors believe that Board membership should reflect diversity in its broadest sense, including diversity of skills, background, gender and ethnicity. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each Director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.

Nominating Process
Consideration of new Board of Director nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent Directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. When nominating a sitting Director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the Director’s performance on the Board of Directors and its committees and the Director’s qualifications in respect of the foregoing.
Consideration of Stockholder-Nominated Directors
Stockholders have the right to submit nominations for persons to be elected to the Board of Directors as described below. If such a nomination occurs and if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Board of Directors deems necessary or appropriate, or as required by applicable law, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the number of shares of the Company that are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a Director if elected as well as a supporting statement describing the nominee’s reasons for seeking election. The Nominating and Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board of Directors that differ depending on whether the candidate is nominated by a stockholder as opposed to being nominated by an incumbent Director, Company management, third-party search firm or other source.

Corporate Governance
Codes of Ethics
The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and any Executive Vice President of the Company or Vice President of the Company employed in a finance or accounting role. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee Directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy
The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.

Equity Ownership Policy
The Board believes that it is important for each executive officer and non-employee Director of the Company to have a financial stake in the Company to help align the executive officer’s and non-employee Director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee Director of the Company maintain ownership of Common Stock with a value of at least the following:

Executive Officer or Non-employee Director	Fiscal 2014 Stock Ownership Guideline
Executive Chairman	5 times base salary
Chief Executive Officer	5 times base salary
Chief Operating Officer or Executive Vice President	3 times base salary
Non-employee Director	$275,000
New executive officers or non-employee Directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% for executive officers after the executive officer reaches the age of 62 in order to facilitate appropriate financial planning. For a Director who retires after reaching age 72 or ceases to serve after at least ten years of Board service to the Company, with the consent of the Compensation Committee, all awards granted to such Director fully vest upon termination of Board service.
For purposes of these determinations, (i) stock ownership includes shares of Common Stock which are directly owned or owned by family members residing with the executive officer or non-employee Director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee Director under any deferred compensation plan, and (ii) Common Stock shall be valued per share using the 200-day trailing average NYSE per share closing price.
As of January 31, 2015, each of our executive officers and non-employee Directors was in compliance with our equity ownership policy.
Anti-Hedging Policy
Given that the aim of ownership of Common Stock is to ensure that employees and Directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and Directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or Director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of Common Stock and applied to equity securities granted to such employee or Director, or held, directly or indirectly, by such employee or Director, is strictly prohibited.
Corporate Governance Guidelines; Certifications
The Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.
On an annual basis, our Chief Executive Officer submits to the NYSE the annual certification required by Section 303A.12(a) of the NYSE Listed Company Manual. In addition, the Company has filed with the SEC as exhibits to its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.
Communications Between Stockholders and Interested Parties and the Board of Directors
Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors (including the presiding Director of the executive sessions of the non-management Directors or the non-management Directors as a group) to whom the communication is directed.

Attendance at Annual Meetings
All members of the Board of Directors are expected to attend in person the Company’s annual meeting of stockholders and be available to address questions or concerns raised by stockholders. All of the Company’s 11 Directors attended the 2014 GameStop annual meeting of stockholders.
Director Independence; Independence Determination
Our Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of Director independence, our Board considers all commercial, charitable and other relationships and transactions that any Director or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.
Our Board has affirmatively determined that each of Jerome L. Davis, Thomas N. Kelly Jr., Shane S. Kim, Steven R. Koonin, Stephanie M. Shern, Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Directors under the foregoing standards. Our Board did not determine Messrs. Raines, Fontaine and DeMatteo to be independent because of their current or former executive positions with the Company.
The non-management Directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent Directors hold at least one meeting annually with only independent Directors present. The presiding Director for each non-management or independent Director executive session is Mrs. Shern.

Board Leadership Structure
The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as ten other Directors of which eight are independent, including a lead independent Director who is also the Chair of the Audit Committee. Under the Board’s current structure, Mr. DeMatteo is the Executive Chairman and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. DeMatteo’s in-depth knowledge of the Company’s business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. In addition, this structure facilitates better communication between management and the Board and allows Mr. DeMatteo to more effectively oversee the execution of the Company’s strategic initiatives, including the implementation of the Company’s multi-concept retail strategy and provide guidance to the senior management team, including our Chief Executive Officer. Mr. J. Paul Raines, the Chief Executive Officer of the Company, also serves as a Director. The Board believes that Mr. Raines’ service as a Director further enhances the Board’s oversight of the Company’s day-to-day operations and provides additional management expertise with respect to the complexities of the Company’s business units, including the existing video game store base, international operations, mobile and digital initiatives and the new diversification into other retail concepts, including AT&T and Cricket branded wireless stores and Simply Mac branded Apple reseller stores. The Board believes that at this time the Company’s stockholders are best served by this structure as it helps facilitate the Company’s continuing transformation to a multi-concept retailer. All Directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, the lead independent Director presides over regularly scheduled meetings with the other non-management Directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.
Risk Oversight
Responsibility for risk oversight resides with the full Board of Directors. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Director Compensation
In fiscal 2014, total compensation for each non-employee Director was set at $280,000, which consisted of a $140,000 cash retainer and a restricted stock grant valued at approximately $140,000 which vests after one year. In prior years, long-term cash awards were also granted; however, this practice was eliminated in fiscal 2014. In fiscal 2015, the compensation structure for each non-employee Director will remain consistent with the fiscal 2014 director compensation structure. We reimburse our Directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, Directors who are our employees do not receive additional compensation for their services as Directors and none of the Directors receive additional compensation for their services as committee chairpersons or as lead Director.
Additionally, because the Board believes that it is important for each Director of the Company to have a financial stake in the Company to help align the Director’s interests with those of the Company’s stockholders, we require our Directors maintain a certain level of ownership of Common Stock. For a description of the equity ownership policy, see "Corporate Governance-Equity Ownership Policy" above.
The following table provides information regarding compensation earned by our non-employee Directors during fiscal 2014:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
R. Richard Fontaine(4)	$140,000	$140,035	$79,118	$359,153
Jerome L. Davis(4)	140,000	140,035	79,118	359,153
Thomas N. Kelly Jr.(5)	140,000	140,035	77,006	357,041
Shane S. Kim(4)	140,000	140,035	79,118	359,153
Steven R. Koonin(4)	140,000	140,035	79,118	359,153
Stephanie M. Shern(6)	140,000	140,035	41,618	321,653
Gerald R. Szczepanski(4)	140,000	140,035	41,618	321,653
Kathy P. Vrabeck(7)	140,000	140,035	77,006	357,041
Lawrence S. Zilavy(4)	140,000	140,035	79,118	359,153

(1)	Represents amounts earned and paid for service in fiscal 2014.

(2)
Reflects the grant date fair values in accordance with FASB ASC Topic 718 for the fiscal 2014 grants of 3,480 shares of restricted stock for each of the Board members based on the closing price of our Common Stock on the date of grant. Grants of restricted shares vest after one year following the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K filed March 30, 2015.

(3)
Reflects long-term cash awards granted in fiscal 2013 and fiscal 2012. The awards vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company; awards may accelerate vesting in the case of retirement under certain circumstances. The amounts reflected represent the amount of the awards vested during fiscal 2014. The amounts reflected also represent the dividends earned on unvested restricted shares during fiscal 2014. No long-term cash awards were granted in fiscal 2014.

(4)	As of January 31, 2015, the named Director held 8,120 shares of restricted stock that have not vested.

(5)	As of January 31, 2015, the named Director held 8,898 shares of restricted stock that have not vested.

(6)	As of January 31, 2015, the named Director held 8,120 shares of restricted stock that have not vested and options to purchase 20,667 shares of Common Stock.

(7)	As of January 31, 2015, the named Director held 8,700 shares of restricted stock that have not vested.

Executive Officers
The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position with the Company
Daniel A. DeMatteo	67	Executive Chairman
J. Paul Raines	51	Chief Executive Officer
Tony D. Bartel	51	Chief Operating Officer
Robert A. Lloyd	53	Executive Vice President and Chief Financial Officer
Michael K. Mauler	54	Executive Vice President and President, GameStop International
Michael P. Hogan	56	Executive Vice President, Strategic Business and Brand Development
Michael T. Buskey	66	Executive Vice President and President, U.S. Stores
In this Proxy Statement, the term “Named Executive Officers” means our Chief Executive Officer (our Principal Executive Officer, or "PEO"), our Executive Vice President and Chief Financial Officer (our Principal Financial Officer, or "PFO"), and our Executive Chairman, Chief Operating Officer and Executive Vice President and President, GameStop International, who were our three most highly compensated executives other than our PEO and PFO in fiscal 2014.
Roles of Executive Chairman and Chief Executive Officer
The Company employs an Executive Chairman (Mr. DeMatteo) and a Chief Executive Officer (Mr. Raines). As Executive Chairman, Mr. DeMatteo is responsible for the leadership and coordination of the activities of the Board of Directors, for overseeing the strategic direction of the Company and for providing guidance to the Company’s Chief Executive Officer and other executives. As Chief Executive Officer, Mr. Raines has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.
Business Experience of Executive Officers
Information with respect to executive officers of the Company who are also Directors or nominees for Director is set forth in “Information Concerning the Directors and Nominees” above.
Tony D. Bartel is Chief Operating Officer of GameStop, a role he has held since January 2015. He served as President from 2010 to 2015 and Executive Vice President of Merchandising and Marketing from 2007 to 2010. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation where he was the Chief Administrative Officer from 2003 to 2005. From 1989 to 2003, Mr. Bartel held various positions with PepsiCo and Yum! Brands, Inc., including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick. Mr. Bartel currently serves on the Board of Directors of Sonic Corp.

Robert A. Lloyd is Executive Vice President and Chief Financial Officer, a role he has held since 2010. Mr. Lloyd also served as our Chief Accounting Officer, a position he held from 2005 to 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from 2000 and was the Controller of GameStop’s predecessor companies from 1996 to 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.
Michael K. Mauler is Executive Vice President and President of GameStop International, a role he has held since 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique. Mr. Mauler has also held senior management positions for Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.
Michael P. Hogan is the Executive Vice President of Strategic Business and Brand Development, a role he has held since 2012. He joined GameStop in 2008 as Senior Vice President and Chief Marketing Officer. Previously, Mr. Hogan served as a Principal with Strategic Frameworking, a strategic consulting firm. Mr. Hogan also served as a Senior Vice President of Marketing at Dean Foods Company and as Vice President of International Marketing at Frito-Lay. Mr. Hogan currently serves on the Board of Directors of Feed the Children, a non-profit organization.
Michael T. Buskey is the Executive Vice President and President of U.S. Stores, a role he has held since January 2015. He joined GameStop in 2010 as Senior Vice President of Human Resources. Previously, Mr. Buskey served as Senior Vice President of Human

Resources and U.S. Store Operations for The Home Depot. Mr. Buskey has more than 30 years of retail leadership experience in human resources and store operations.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth the number of shares of our Common Stock (including Common Stock that may be purchased pursuant to the exercise of options, warrants or otherwise within 60 days of May 1, 2015) beneficially owned on May 1, 2015 by each Director, each of the Named Executive Officers, each holder of 5% or more of our Common Stock and all of our Directors and executive officers as a group. Except as otherwise noted, the individual Director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. Except as otherwise noted, the address of each person listed below is GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The total number of shares of our Common Stock outstanding as of May 1, 2015 was 107,165,246.

	Shares Beneficially Owned
Name	Number (1)%
FMR LLC	16,276,675	(2)	15.2
82 Devonshire Street
Boston, MA 02109
AllianceBernstein L.P.	9,840,725	(3)	9.2
1345 Avenue of the Americas
New York, NY 10105
The Vanguard Group	8,488,944	(4)	7.9
100 Vanguard Boulevard
Malvern, PA 19355
American International Group, Inc.	6,919,743	(5)	6.5
175 Water Street
New York, NY 10038
BlackRock, Inc.	6,085,940	(6)	5.7
40 East 52nd Street
New York, NY 10022
Capital World Investors	5,540,000	(7)	5.2
333 South Hope Street
Los Angeles, CA 90071
State Street Corp	5,523,512	(8)	5.2
One Lincoln Street
Boston, MA 02111
J. Paul Raines	632,019	(9)	*
Robert A. Lloyd	208,330	(10)	*
Daniel A. DeMatteo	319,792	(11)	*
Tony D. Bartel	416,578	(12)	*
Michael K. Mauler	121,530	(13)	*
Jerome L. Davis	42,630	(14)	*
R. Richard Fontaine	335,378	(14)	*
Thomas N. Kelly Jr.	15,174	(15)	*
Shane S. Kim	17,200	(14)	*
Steven R. Koonin	14,220	(14)	*
Stephanie M. Shern	11,351	(14)	*
Gerald R. Szczepanski	25,780	(14)	*
Kathy P. Vrabeck	14,580	(16)	*
Lawrence S. Zilavy	18,340	(14)	*
All Directors and Officers as a group (17 persons)	2,569,141	(17)	2.4

*	Less than 1.0%.

(1)
Shares of Common Stock that an individual or group has a right to acquire within 60 days after May 1, 2015 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)
Based on information included in its Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2015, FMR LLC has the sole power to vote or to direct the vote with respect to 1,226,231 of these shares and sole power to dispose or direct the disposition with respect to 16,276,675 of these shares.

(3)
Based on information included in its Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2015, AllianceBernstein L.P. has the sole power to vote or to direct the vote with respect to 8,518,113 of these shares, the sole power to dispose or direct the disposition with respect to 9,837,093 of these shares and the shared power to dispose or direct the disposition with respect to 3,632 of these shares.

(4)
Based on information included in its Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group has the sole power to vote or to direct the vote with respect to 189,591 of these shares, the sole power to dispose or direct the disposition with respect to 8,306,984 of these shares and the shared power to dispose or direct the disposition with respect to 181,960 of these shares.

(5)
Based on information included in its Schedule 13G filed with the SEC on February 13, 2015, American International Group, Inc. has the shared power to vote or to direct the vote with respect to 6,904,587 of these shares and the shared power to dispose or direct the disposition with respect to 6,919,743 of these shares. The holdings by American International Group, Inc. disclosed in this Schedule 13G include the following holdings by its affiliates:

•
SAFG Retirement Services, Inc. has the shared power to vote or to direct the vote with respect to 6,904,587 of these shares and the shared power to dispose or direct the disposition with respect to 6,919,743 of these shares.

•
AIG Life Holdings, Inc. has the shared power to vote or to direct the vote with respect to 6,904,587 of these shares and the shared power to dispose or direct the disposition with respect to 6,919,743 of these shares.

•
AGC Life Insurance Company has the shared power to vote or to direct the vote with respect to 6,904,587 of these shares and the shared power to dispose or direct the disposition with respect to 6,919,743 of these shares.

•
American General Life Insurance Company has the shared power to vote or to direct the vote with respect to 6,678,377 of these shares and the shared power to dispose or direct the disposition with respect to 6,693,533 of these shares.

•
SunAmerica Asset Management, LLC has the shared power to vote or to direct the vote with respect to 6,678,377 of these shares and the shared power to dispose or direct the disposition with respect to 6,678,377 of these shares.

(6)
Based on information included in its Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2015, BlackRock, Inc. has the sole power to vote or to direct the vote with respect to 5,092,458 of these shares and sole power to dispose or direct the disposition with respect to 6,085,940 of these shares.

(7)
Based on information included in its Schedule 13G filed with the SEC on February 13, 2015, Capital World Investors has the sole power to vote or to direct the vote with respect to 5,540,000 of these shares and sole power to dispose or direct the disposition with respect to 5,540,000 of these shares.

(8)
Based on information included in its Schedule 13G filed with the SEC on February 12, 2015, State Street Corp has the shared power to vote or to direct the vote with respect to 5,523,512 of these shares and shared power to dispose or direct the disposition with respect to 5,523,512 of these shares.

(9)	Of these shares, 127,470 are issuable upon exercise of stock options (all of which are vested as of the record date) and 264,050 are unvested restricted shares.

(10)	Of these shares, 50,720 are issuable upon exercise of stock options (all of which are vested as of the record date) and 94,478 are unvested restricted shares.

(11)	Of these shares, 75,470 are issuable upon exercise of stock options (all of which are vested as of the record date) and 125,046 are unvested restricted shares.

(12)	Of these shares, 72,430 are issuable upon exercise of stock options (all of which are vested as of the record date) and 134,902 are unvested restricted shares.

(13)	Of these shares, 22,160 are issuable upon exercise of stock options (all of which are vested as of the record date) and 67,481 are unvested restricted shares.

(14)	Of these shares, 5,000 are unvested restricted shares.

(15)	Of these shares, 7,378 are unvested restricted shares.

(16)	Of these shares, 7,180 are unvested restricted shares.

(17)	Of these shares, 384,480 are issuable upon exercise of stock options (all of which are vested as of the record date) and 1,011,276 are unvested restricted shares.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Thomas N. Kelly Jr. and Shane S. Kim, none of whom has ever been an employee of the Company. No member of the Compensation Committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
The Compensation Committee believes that our senior executives should be compensated commensurate with their success in maintaining the growth, profitability, cash flow and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. Our strategic initiatives are critical to providing ongoing and sustained value as they transform us into a global family of specialty retail brands. Our efforts led to the continued expansion of Spring Communications, Inc. ("Spring Mobile"), an authorized AT&T reseller, and Simply Mac, Inc. ("Simply Mac"), a certified Apple reseller, and the launch of Cricket stores, an AT&T pre-paid wireless brand, and have resulted in market share growth and continuing growth in our digital gaming and mobile businesses over the past few years. The Compensation Committee will continue to develop and recommend compensation programs to support these critical objectives. The Board of Directors will continue to have sole approval rights over the Compensation Committee’s recommendations.
Specific Named Executive Officers ("NEOs") covered in this Compensation Discussion and Analysis are:

•	J. Paul Raines - Chief Executive Officer

•	Robert A. Lloyd - Executive Vice President and Chief Financial Officer

•	Daniel A. DeMatteo - Executive Chairman

•	Tony D. Bartel - Chief Operating Officer

•	Michael K. Mauler - Executive Vice President and President, GameStop International
In response to stockholder input, in recent years, we made a number of enhancements to our executive compensation disclosures and our executive compensation program, including increasing the amount of each NEO’s total compensation package tied to performance measures. The Compensation Committee targets between 50% to 60% of each NEO’s total compensation to be tied to performance measures and such compensation is therefore at risk.

2014 Performance
In fiscal 2014, we delivered strong performance, including making substantial progress on our strategic initiatives to develop as a global multichannel retailer of one of the largest entertainment categories — video games, both digital and physical, as well as to expand our business into other retail concepts, which we refer to as Technology Brands. All of these factors were reflected in our executive compensation outcomes. Under the leadership of our executive management team, we completed the following initiatives in fiscal 2014 in support of our overall strategy:

•
captured the leading retail position in selling the next generation video game consoles and new video game titles introduced throughout the year, resulting in an increase in comparable store sales of 3.4% for fiscal 2014;

•	continued the growth of the Technology Brands business, from revenues of approximately $63 million in fiscal 2013 to over $328 million in fiscal 2014;

•	grew digital receipts from $724 million in fiscal 2013 to $948 million in fiscal 2014, achieving growth of 31%; and

•	continued the growth of PowerUp Rewards and our other customer loyalty programs, expanding from 34 million members at the end of fiscal 2013 to over 40 million members by the end of fiscal 2014.
Additionally, under the effective leadership of our executive management team, we continued to demonstrate disciplined capital allocation, with the following accomplishments:

•
repurchased 8.4 million shares of Common Stock at an average price of $39.50 per share for a total of $333.4 million, bringing cumulative share repurchases since the inception of our share repurchase program in January 2010 to 69.0 million shares at an average price of $24.68 per share for a total of $1.7 billion;

•	paid quarterly dividends of $0.33 per share, or $1.32 annually, in fiscal 2014, which represents an increase of 20% annually in comparison to dividends of $1.10 per share paid in fiscal 2013; and

•
continued our expansion of our Technology Brands business with Spring Mobile and Simply Mac completing acquisitions of additional AT&T resellers and authorized Apple retailers, respectively, for total consideration of $93.3 million in fiscal 2014.

In March 2015, we continued to deliver on our commitment to return value and capital to stockholders by increasing the quarterly dividend by an additional 9% in March 2015 to $0.36 per share.

The following chart illustrates our total shareholder return (after considering our dividend payments) during fiscal 2014 and our cumulative three-year total shareholder return, each in comparison to the total shareholder return for the Standard & Poor's 500 (the "S&P 500") over the same time frames:
2014 Compensation Program Summary
In 2014, the three primary components of our NEOs’ total target direct compensation were salary, short-term incentive and long-term incentive, as described below:

Program	Component	Type	Form	Description
Salary	Base Salary	Fixed	Cash	Relatively small portion of NEO compensation.
Short-Term Incentive ("STI")	Financial Performance	Performance (Company)	Cash	Based on percentage of annual salary and percentage attainment of operating earnings target set by Compensation Committee.
Long-Term Incentive ("LTI")	Performance-Based Restricted Shares	Performance (Company)	Equity	50% of total LTI award. Subject to the achievement of defined performance goals, with awards to be earned in a greater or lesser amount if performance is above or below target.
	Time-Vested Restricted Shares	Fixed	Equity	25% of total LTI award. Subject to vesting based on continued service with a performance condition intended to achieve tax deductibility under Section 162(m).
	Time-Vested Stock Options	Fixed	Equity	25% of total LTI award. Subject to vesting solely on the basis of continued service.
Please refer to the "Other Considerations" section below for a discussion of other indirect elements of our compensation program.

A significant portion of the 2014 compensation program for our NEOs is performance-based, with payouts linked to the attainment of certain defined performance goals, including the Company's operating earnings, net income and return on invested capital ("ROIC"). The charts below summarize the mix of pay elements for the CEO, and all other NEOs, based on target compensation for fiscal 2014.
Performance results for awards with a performance period measured as of the end of fiscal 2014, and the resulting payouts, are summarized in the table below:

Performance Achieved as a % of Target	Payout as a % of Target
STI: Achieved 94.2% of the targeted operating earnings(1)	85.0% of the targeted award amount
LTI: Achieved 93.6% of the targeted earnings per share(2)	82.5% of the targeted award amount
LTI: Achieved 96.3% of the targeted return on invested capital(3)	90.0% of the targeted award amount
Special Retention Grant: Achieved 0.0% of the target growth in net earnings(4)	0.0% of the targeted award amount

(1)	Related to the 2014 Annual Bonus, with payout tied to percentage of annual salary and percentage attainment of operating earnings target set by Compensation Committee.

(2)
Related to the portion of the 2014 performance-based restricted stock grant subject to a performance target tied to achieving a certain earnings per share target (on a constant share count basis and excluding restructuring, impairment and debt retirement expenses) with such target measured following the completion of fiscal 2014. The earned shares will be vested in equal annual installments on March 7th of each of the years 2015 through 2017, subject to continued service to the Company.

(3)
Related to the portion of the 2012 performance-based restricted stock grant subject to a three-year performance target tied to achieving a certain return on invested capital target, with such target measured following the completion of the three-year period ended January 31, 2015.

(4)
Related to the 2012 performance-based retention restricted stock grant subject to a performance target tied to achieving 20% growth in net earnings for fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011.

Compensation Philosophy
Our executive officer compensation program is administered by the Compensation Committee of the Board of Directors. The program is based upon the following guiding principles:

•	Total compensation provided to our NEOs should be competitive and allow us to attract and retain individuals whose skills are critical to our long-term success;

•
The compensation we offer should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking;

•
Compensation awards should be based on the fundamental principle of aligning the long-term interests of our employees with those of our stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a significant portion of equity compensation for NEOs are tied to performance measures. Compensation may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise; and

•
The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to our operations. The compensation program is also designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus and is measured by our operating earnings and growth, among other factors.

Long-term performance is rewarded through performance-based and time-vested restricted stock and time-vested stock options, with approximately 50% of the total long-term incentive compensation mix tied to the achievement of performance measures.
The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Response to Advisory Vote on Executive Compensation
A substantial majority of our stockholders (98% of votes cast) approved the fiscal 2013 compensation for our NEOs at the 2014 Annual Meeting of Stockholders. We interpreted these results, coupled with discussions that we have had from time to time with investors regarding compensation, as a validation of our executive compensation program. As a result, we have retained our general approach to executive compensation as described more fully in the "Key Elements of Compensation" section below. Nonetheless, the Compensation Committee continues to work with its independent consultant to consider alternatives and intends to make changes to the program where it determines it appropriate.
Compensation Determination Process
The Compensation Committee of the Board of Directors has the responsibility to develop compensation levels for the NEOs. In determining annual compensation levels for executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value, the financial performance of the Company over the preceding fiscal year, projections for the Company's upcoming fiscal year, historical compensation for each NEO, the amount of shares available to be granted under our 2011 Incentive Plan and the results of reviews, surveys or other information from our compensation consultants.
The Compensation Committee considers the recommendations of the Executive Chairman and the Chief Executive Officer in determining compensation for the executive officers and employees other than the Executive Chairman and the Chief Executive Officer.
The Compensation Committee has the authority under its charter to retain a compensation consultant to assist in the evaluation of executive compensation, whose research and viewpoints provide one of several data points used by the Compensation Committee in developing specific recommendations to the Board of Directors. The Compensation Committee believes that such a consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices, developing effective recommendations to the Board of Directors and evaluating the Company’s pay practices.
In fiscal 2014, the Compensation Committee retained ClearBridge Compensation Group (“ClearBridge”) to advise on matters related to non-employee Director and executive compensation. ClearBridge reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee reviewed the independence of ClearBridge under SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee is independent and does not raise any conflicts of interest.
ClearBridge gathers benchmark data from our peer group, which the Compensation Committee considers among other factors (e.g., individual performance and potential, job responsibilities, historical compensation levels, etc.) in assessing and determining total compensation opportunities for the NEOs. Our selected peer group is generally comprised of specialty retailers which are approximately 0.5x to 2x the Company's revenue and 0.2x to 5x the Company's market capitalization. No changes were made to our peer group from fiscal 2013. The specific companies included in our fiscal 2014 peer group are listed below:

Abercrombie & Fitch	Dick's Sporting Goods	OfficeMax*
Advance Auto Parts	Foot Locker	O'Reilly Automotive
AutoZone	Gap	PetSmart
Barnes & Noble	L Brands	Ross Stores
Bed Bath & Beyond	Office Depot	Tiffany & Co

*Acquired by Office Depot.
In general, not later than 90 days after the start of each fiscal year of the Company (and before 25% of the relevant performance period has elapsed), the Compensation Committee establishes in writing a performance target ("Target") for the annual short-term cash incentives and long-term performance-based restricted stock incentives. Targets are typically based on budgeted financials. Because the

Target is established in the first 90 days of the fiscal year, the attainment of the Target is substantially uncertain at the time the Target is established.
For purposes of determining performance results against the pre-established Target and as provided for under the terms of the 2011 Incentive Plan, the Compensation Committee will make certain adjustments to actual performance results based on pre-determined adjustments, including amounts defined under accounting principles generally accepted in the United States of America (“GAAP”). The Compensation Committee provides for certain adjustments when it believes the adjusted results provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.
Key Elements of Compensation
The Company maintains employment agreements with each of the NEOs to cover the key elements of the Company’s executive compensation package, which consist of base salary, annual bonus and incentive awards (including stock options or restricted stock), and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. See below for details on the Company's 2014 compensation program.
Base Salaries
In determining the base salaries of the NEOs for fiscal 2014, the Compensation Committee considered, among other things, the Company's growth and continued expansion into mobile and digital businesses in fiscal 2013, projections for fiscal 2014 and the responsibilities of each NEO, the individual's experience, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.
In March 2014, the Board of Directors set salaries for fiscal 2014 for the NEOs as follows:

Named Executive Officer	Base Salary
J. Paul Raines	$1,210,000
Robert A. Lloyd	655,000
Daniel A. DeMatteo	900,000
Tony D. Bartel	855,000
Michael K. Mauler	546,000
During fiscal 2014, Mr. DeMatteo's salary was reduced as part of the transition of responsibilities to Mr. Raines and Mr. Bartel. His effective annual base salary for fiscal 2014 was approximately $800,000.
Annual Bonuses
In addition to a base salary, each NEO is eligible for a performance-based annual cash bonus. Participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which is pre-determined for each NEO by the Compensation Committee, with input from the Executive Chairman and Chief Executive Officer (other than for themselves), for each fiscal year. The purpose of these performance-based annual cash bonuses is to permit the Company to attract, retain and motivate management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, loyalty and exceptional service.
Target Bonuses for fiscal 2014 for our NEOs were as follows:

Named Executive Officer	Percentage of Base Salary
J. Paul Raines	200%
Robert A. Lloyd	100%
Daniel A. DeMatteo	150%
Tony D. Bartel	100%
Michael K. Mauler	100%

Actual bonus payouts are based on the achievement of certain operating earnings targets. The use of the scale detailed below ties the payment of short-term incentives to performance and subjects the participating executive officers to a substantial risk of non-payment if the targets are not achieved. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Bonus Received is:
Less than 85% of Target	None
85%	50%
90%	75%
100% (Target)	100% (Target)
110%	110%
125% or more of Target	125%
Actual results for fiscal 2014 and the corresponding bonus payout as a percent of Target are provided below:

Operating Earnings			Payout as a % of Target
Target*	Actual*	Actual as a % of Target
$680 million	$641 million	94.2%	85.0%
* For purposes of determining performance results against a pre-established target, the Compensation Committee, at its discretion and as provided for under the terms of the 2011 Incentive Plan, may make certain adjustments to actual performance results, including amounts defined under GAAP. The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.
The following bonuses were paid for fiscal 2014 to our NEOs:

Named Executive Officer	Base Amount
J. Paul Raines	$2,057,000
Robert A. Lloyd	556,750
Daniel A. DeMatteo	1,147,500
Tony D. Bartel	726,750
Michael K. Mauler	464,100
Long-Term Incentive Awards
The Compensation Committee met on March 3, 2014 and, upon ratification by the Board of Directors on March 4, 2014, granted a combination of time-vested stock options, time-vested restricted stock, and performance-based restricted stock for fiscal 2014 to be granted as of March 7, 2014. Time-vested stock options, time-vested restricted stock, and performance-based restricted stock were granted to align the interests of the NEOs with the interests of the Company’s stockholders, offer NEOs an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Equity awards are granted under the provisions of the 2011 Incentive Plan.
The target value of the 2014 long-term incentive awards was determined effective as of the grant date of March 7, 2014. To determine the amount of equity to grant to each NEO, the Compensation Committee considered, among other things, the Company’s overall performance, projections for the Company's upcoming fiscal year, each NEO’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group.
Fifty percent of the grants of long-term incentive awards made to participating NEOs are restricted shares subject to vesting both on the basis of continued service to the Company and the achievement of defined performance measures. These awards vest according to the terms of the award agreements, subject to the final determination of actual performance results as determined by the Compensation Committee. Each NEO is entitled to receive the awards according to the performance achievement scale shown below. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 85% of Target	None
85%	50%
90%	75%
100% (Target)	100% (Target)
110%	125%
115% or more of Target	150%
Approximately 25% of the value of the fiscal 2014 awards were restricted stock grants subject to vesting based on continued service with a performance condition intended to achieve tax deductibility under Section 162(m), and the remaining approximately 25% of the value of the fiscal 2014 awards were stock option grants subject to vesting solely on the basis of continued service. Under the terms of the 2011 Incentive Plan, stock options are granted with an exercise price equal to the closing price of the Common Stock reported on the NYSE as of the date of the grant or as of the most recently preceding trading day if the date of grant is not an NYSE trading day.
The Compensation Committee awarded the NEOs stock options and restricted stock in fiscal 2014 as follows:

Named Executive Officer	Time-Vested Stock Option Grant (1)	Time-Vested Restricted Stock Grant (2)	Performance- Based Restricted Stock Grant -- EPS (3)	Performance- Based Restricted Stock Grant -- ROIC (4)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (5)
J. Paul Raines	101,070	32,460	32,460	32,460	97,380	$5,000,000
Robert A. Lloyd	33,960	10,920	10,920	10,920	32,760	1,680,000
Daniel A. DeMatteo	50,550	16,230	16,230	16,230	48,690	2,500,000
Tony D. Bartel	48,510	15,600	15,600	15,600	46,800	2,400,000
Michael K. Mauler	24,270	7,800	7,800	7,800	23,400	1,200,000

(1)
Stock options, vesting in equal installments on March 7th of each of the years 2015 through 2017, subject to continued service to the Company, with an exercise price of $38.52 per share of Common Stock, which was the closing price of the stock on March 7, 2014, and a Black-Scholes fair value of approximately $12.37.

(2)
Restricted shares of Common Stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on March 7th of each of the years 2015 through 2017, subject to continued service to the Company and subject to achieving operating earnings of $200 million for fiscal 2014, which performance condition was satisfied.

(3)
Restricted shares of Common Stock, subject to a performance target tied to achieving earnings per share of $3.63 (on a constant share count basis and excluding restructuring, impairment and debt retirement expenses), which target was measured following the completion of fiscal 2014 and resulted in achievement of 93.6% of the targeted amount, based on our actual earnings per share of $3.40 for fiscal 2014 (as adjusted for the items described above). The achievement resulted in shares earned at 82.5% of the target and the earned shares vest in equal annual installments on March 7th of each of the years 2015 through 2017, subject to continued service to the Company.

(4)
Restricted shares of Common Stock, subject to a three-year performance target tied to achieving a certain return on invested capital target, with such target to be measured following the completion of the three-year period ended January 30, 2017 ("fiscal 2016"). The earned shares will be vested immediately subject to and following completion of the audited consolidated financial statements for fiscal 2016, but no earlier than March 7, 2017, subject to continued service to the Company.

(5)
The fair value of stock-denominated awards is based on a stock price of $38.52 per share of Common Stock for restricted stock, which represents the closing price of our Common Stock on the grant date of March 7, 2014 and a Black-Scholes grant date fair value of approximately $12.37 for stock options.

2015 Compensation Program Summary
Fiscal 2015 Salaries and Bonus Targets
In setting the base salaries of these executive officers for fiscal 2015, the Compensation Committee considered, among other things, the Company’s growth and continued expansion into the Technology Brands businesses in fiscal 2014, projections for fiscal 2015 and the responsibilities of each NEO, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research.
For fiscal 2015, the Compensation Committee increased the base salary of J. Paul Raines, Chief Executive Officer, by 3% and increased the base salaries for each of Messrs. Lloyd, Bartel and Mauler by 5%. Due to the ongoing changes to Mr. DeMatteo’s Executive Chairman role, the Committee made the decision to reduce Mr. DeMatteo's base salary by $350,000, or 39%, from fiscal 2014 to fiscal 2015 to reflect the continued transition of responsibilities to Mr. Raines and Mr. Bartel.
For fiscal 2015, the Compensation Committee recommended, and the Board approved, an increase in the Target Bonus opportunity for Mr. Bartel from 100% of base salary in fiscal 2014 to 125% of base salary in fiscal 2015 to reflect the additional responsibilities assumed by Mr. Bartel in connection with his appointment to Chief Operating Officer. The Committee recommended, and the Board approved, no changes to the Target Bonus opportunities (as a percentage of base salary) for any of the other NEOs.

Salaries and Target Bonus payouts for fiscal 2015 for our NEOs are as follows:

Named Executive Officer	Base Salary	Target Bonus Percentage of Base Salary
J. Paul Raines	$1,250,000	200%
Robert A. Lloyd	688,000	100%
Daniel A. DeMatteo	550,000	150%
Tony D. Bartel	900,000	125%
Michael K. Mauler	574,000	100%
2015 Long-Term Incentive Grants
The Compensation Committee met on March 2, 2015 and, upon ratification by the Board of Directors on March 3, 2015, approved a combination of time-vested and performance-based restricted stock for fiscal 2015 to be granted as of March 6, 2015. The target value of the 2015 long-term incentive awards was determined effective as of March 2, 2015, with the number of shares determined effective as of the grant date of March 6, 2015.
Approximately one-half of the value of the fiscal 2015 long-term incentive awards were in the form of performance-based restricted stock grants subject to the achievement of defined performance goals, with awards to be earned in a greater or lesser amount if performance is above or below target. The remaining 50% of the value of the fiscal 2015 awards were restricted stock grants subject to vesting based on continued service with a performance condition intended to achieve tax deductibility under Section 162(m). No time-vested stock option grants were made for fiscal 2015. This change was made for fiscal 2015 to streamline our equity program and provide alignment with key strategic objectives. The Compensation Committee awarded the NEOs restricted stock as follows:

Named Executive Officer	Time-Vested Restricted Stock Grant (1)	Performance-Based Restricted Stock Grant - Net Income (2)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (3)
J. Paul Raines	62,280	62,280	124,560	$5,000,000
Robert A. Lloyd	20,940	20,940	41,880	1,680,000
Daniel A. DeMatteo	31,140	31,140	62,280	2,500,000
Tony D. Bartel	29,910	29,910	59,820	2,400,000
Michael K. Mauler	14,970	14,970	29,940	1,200,000

(1)
Restricted shares of Common Stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on March 6th of each of the years 2016 through 2018, subject to continued service to the Company and subject to achieving a certain level of net income in fiscal 2015.

(2)
Restricted shares of Common Stock, subject to a performance target tied to achieving a certain consolidated net earnings target, with such target to be measured following the completion of the two-year period ended fiscal 2016. The earned shares will be vested immediately on March 6, 2018.

(3)	The fair value of stock-denominated awards is based on the closing price of our Common Stock of $40.16 per share on the grant date of March 6, 2015.

Employment Agreements and Severance/Change in Control Benefits
The Company entered into new employment agreements with J. Paul Raines, Robert A. Lloyd, Daniel A. DeMatteo, Tony D. Bartel and Michael K. Mauler effective May 10, 2013, and on November 13, 2013, the Company further amended and restated its employment agreement with Mr. Raines (collectively, as amended, the "Employment Agreements"). The Employment Agreements replaced all prior employment agreements that we had previously entered into with such executive officers. In addition to certain changes with respect to the triggers for and the payment of severance, as described below, the Employment Agreements also differ from the prior agreements with these executives in that (A) the term of each of the Employment Agreements is "at will" and may be terminated by the Company or the executive at any time and (B) each executive is restricted from competing with GameStop for two years after termination of employment regardless of the reason for the termination.
Under the terms of the Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board of Directors, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.
Pursuant to the Employment Agreements, each executive’s employment may terminate upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, or by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

Cause includes any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by the executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by the executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a disability. If a cause event set forth in subsection (iii) or (iv) occurs, the executive will have a 30-day period in which to cure the event if the Board determines that such event is capable of cure.
Good reason includes the following: (i) a material diminution in the executive’s base salary or the executive’s target annual bonus opportunity; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) the Company relocates the executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or (iv) in the event of a sale of substantially all the business and assets of the Company, a failure of the Company to assign, or a refusal of the principal purchaser of assets to assume, the Company’s then continuing obligations under the Employment Agreements. The Company generally has a 30-day period after notification by the executive to cure any good reason event.
Upon an executive’s termination of employment without cause or by the executive for good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements) the “two” would be replaced by two and one-half (three in the case of the Chief Executive Officer and the Executive Chairman). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-based equity grants made to the executive would become fully vested. Any performance-based equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option or one year from the date of termination.
If the executive’s employment with the Company is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-based equity grants will vest and be paid at the target level. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option, one year from the date of termination or any accelerated expiration date of the options provided under the 2011 Incentive Plan, as amended, including upon a change of control.
The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market. The estimated minimum payments upon termination for each of the NEOs are detailed in "Potential Payments upon Termination or Change in Control" below.
Other Considerations

Stock Ownership
The Company has adopted a stock ownership policy which requires its NEOs and non-employee Directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved is sufficient to provide the required incentive to such officers and non-employee Directors and align their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Equity Ownership Policy” above.
Claw-back of Awards
The Company has adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Claw-back Policy” above. The Company has not historically had any restatements or adjustments of this nature.
Anti-Hedging
The Company has adopted a formal anti-hedging policy prohibiting its employees and non-employee Directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of Common Stock. For a description of the anti-hedging policy, see “Corporate Governance-Anti-Hedging Policy” above.
Retirement Policy
In February 2015, the retirement policy (the “Retirement Policy”), recommended by the Compensation Committee and approved by the Board in March 2014, became effective with respect to individuals, including any Named Executive Officer who meets the criteria described below, providing for vesting of certain awards granted under the 2011 Incentive Plan upon such employee’s retirement. Pursuant to the Retirement Policy, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon termination (other than a for cause termination) (an “Eligible Retirement”), become vested with respect to certain unvested awards granted under the 2011 Incentive Plan. Mr. DeMatteo is the only NEO currently eligible to retire and receive the vesting offered under the Retirement Policy. Additional details regarding the Retirement Policy are included in the "Employment Agreements and Potential Payments Upon Termination or Change in Control" section below.
Retirement Benefits
Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($17,500 for 2014). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.
Dividends
Under the terms of the 2001 Incentive Plan and 2011 Incentive Plan and related award agreements, holders of unvested restricted stock are entitled to receive dividends on those shares of stock. Dividends on unvested shares are being accrued on behalf of the NEOs and will only be paid upon vesting of the underlying shares and to the extent the shares are earned (if subject to performance measures). Accordingly, our Named Executive Officers received dividends on certain of their unvested restricted shares of stock once the underlying shares vested in fiscal 2014.
Perquisites
The Company maintains traditional health and welfare benefit plans and a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in fiscal 2014 certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of similar corporations, including life insurance and disability insurance commensurate with executive salaries, third party financial planning services and annual physical examinations. Messrs. Raines, Bartel, Lloyd and Mauler utilized the third party financial planning services in fiscal 2014, and Mr. Bartel and Mr. Lloyd utilized the annual physical examination in fiscal 2014.
In addition, Messrs. Raines, Lloyd, DeMatteo, Bartel and Mauler are eligible to use the Company plane for personal use. Mr. Raines used the plane for personal use during fiscal 2014 but did not use the plane for personal use during fiscal 2013 or 2012. Mr. DeMatteo used the plane for personal use in each of the fiscal years 2014, 2013 and 2012. Messrs. Lloyd, Bartel and Mauler did not use the plane for personal use during fiscal 2014, fiscal 2013 or fiscal 2012.
The amounts disclosed in the “All Other Compensation” column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane. The aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. These variable operating costs were provided by the third party retained to pilot and maintain the Company plane and include the following:

•	fuel;

•	crew expenses;

•	ground services;

•	aircraft telecommunication;

•	catering & aircraft supplies;

•	aircraft parts & supplies;

•	maintenance labor & expenses;

•	aircraft cleaning;

•	international fees; and

•	navigation and weather services.

The variable operating costs are divided by the total nautical miles flown by the Company plane during the year to arrive at a variable cost per nautical mile. This cost per nautical mile is then multiplied by the number of nautical miles incurred for personal use to arrive at the aggregate incremental cost attributable to the NEO. Additionally, while it happens rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this "deadhead" segment would be included in the calculation of aggregate incremental cost.
Our Named Executive Officers are fully responsible for the personal income tax liability associated with their perquisites, including the use of the Company plane for personal reasons. The Company does not provide a tax gross-up with respect to such imputed income. None of the Named Executive Officers receives any other compensation or benefits which would be defined as perquisites.
Tax and Accounting Implications
Impact of Section 162(m) of the Internal Revenue Code
The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the 2011 Incentive Plan, which provides for the payment of compensation in compliance with the above guidelines. The 2011 Incentive Plan was amended and restated at the 2013 annual meeting of stockholders to increase the maximum amount of cash bonus payable under the Plan to $6,000,000.
The Supplemental Compensation Plan was replaced with provisions contained in the 2011 Incentive Plan that was amended and approved by the stockholders at the 2013 annual meeting of stockholders, which allows for continued deductibility of bonuses under Section 162(m) of the Code.
Accounting for Stock-Based Compensation
The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC 718”).

Executive Compensation
The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our PEO, our PFO and our three other most highly compensated executive officers.
Summary Compensation Table

Name and Principal Position	Year (1)		Salary (2)	Special Cash Bonus (3)	Stock Awards (4)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
J. Paul Raines	2014		$1,201,346	$—	$3,751,078	$1,250,236	$2,057,000	$—	$344,916	$8,604,576
Chief Executive Officer	2013		1,059,423	975,000	3,002,227	998,757	2,120,000	—	193,692	8,349,099
	2012		1,049,808	1,515,000	7,164,087	—	1,545,000	—	163,299	11,437,194
Robert A. Lloyd	2014		653,904	—	1,261,915	420,085	556,750	—	121,046	3,013,700
Executive Vice President and Chief Financial Officer	2013		635,308	409,500	1,262,097	419,610	636,000	—	112,920	3,475,435
	2012		607,692	542,512	3,526,278	—	450,000	—	85,132	5,211,614
Daniel A. DeMatteo	2014		821,865	—	1,875,539	625,304	1,147,500	—	184,802	4,655,010
Executive Chairman	2013		900,000	877,500	1,876,392	624,303	1,350,000	—	147,580	5,775,775
	2012		944,231	1,477,500	2,534,364	—	1,350,000	—	144,100	6,450,195
Tony D. Bartel	2014		853,558	—	1,802,736	600,069	726,750	—	143,820	4,126,933
Chief Operating Officer	2013		829,566	585,000	1,800,443	599,169	830,000	—	140,234	4,784,412
	2012		819,115	985,000	4,862,277	—	604,500	—	123,754	7,394,646
Michael K. Mauler	2014		545,077	—	901,368	300,220	464,100	—	95,625	2,306,390
Executive Vice President and President, GameStop International	2013	(8)	—	—	—	—	—	—	—	—
	2012		505,769	492,500	2,738,442	—	375,000	—	67,119	4,178,830

(1)	Reflects fiscal 2014, fiscal 2013 and fiscal 2012.

(2)	Reflects salary paid for fiscal 2014 which consisted of 52 weeks, fiscal 2013, which consisted of 52 weeks, and fiscal 2012, which consisted of 53 weeks.

(3)
Reflects cash bonuses awarded along with the fiscal 2011 and fiscal 2010 grants of restricted stock awards. The amounts reflected represent the amount of the bonuses charged to selling, general and administrative expenses in the Company’s consolidated statements of operations in accordance with GAAP related to the cash value of the cash bonuses that were awarded simultaneously with the grants of restricted stock awards. Each recipient of a cash bonus award received the right to an amount of cash consideration that was fixed on the award date and vested ratably over a three-year service period. The Company recognized the associated expense on a straight-line basis over the three-year period in which the services were performed.

(4)
Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with ASC 718 based on the Common Stock price (or in the case of the stock options, the estimated Black-Scholes fair value) on the date of grant. For fiscal 2012, the amounts for Messrs. Raines, Lloyd, Bartel and Mauler include a performance-based retention grant in the amount of three times the respective base salary for fiscal 2012 for each executive, which was not realized as the performance measure was not met as of the completion of the performance period. A portion of the restricted shares granted will vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company. The remaining restricted shares granted are subject to certain performance measures and will vest, if at all, based on the achievement of such measures at the end of each respective performance period, subject to confirmation by the Compensation Committee and continued service to the Company. The assumptions we used to calculate the grant date fair values of the option awards and stock awards are incorporated herein by reference to Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K filed March 30, 2015.

(5)
For fiscal 2014, reflects incentive-based bonuses earned in fiscal 2014 but paid in April 2015. For fiscal 2013, reflects incentive-based bonuses earned in fiscal 2013 but paid in April 2014. For fiscal 2012, reflects incentive-based bonuses earned in fiscal 2012 but paid in March 2013.

(6)	None of the Company’s Named Executive Officers participate in the Company’s nonqualified deferred compensation plan.

(7)
The amounts reported in the "All Other Compensation" column represent the sum of (a) the aggregate incremental cost to us of all perquisites and other personal benefits, including the personal use of the Company plane, premiums on life insurance and long-term disability insurance, third party financial planning services and annual physical examinations, (b) the amounts contributed by us to our 401(k) retirement savings plan and (c) the dollar value of dividends on unvested restricted shares. See details of these amounts in the "All Other Compensation" table below.

(8)	Mr. Mauler was not a Named Executive Officer in fiscal 2013; therefore, this table only includes Mr. Mauler's compensation for fiscal 2014 and fiscal 2012.

The following table provides information regarding the amounts reported in the "All Other Compensation" column of the Summary Compensation Table above for fiscal 2014:
All Other Compensation

Name	Personal Use of Company Aircraft & Ground Transportation (1)	401(k)	Life Insurance	Long-term Disability	Dividend on Unvested Shares	Financial Services	Wellness Credit	Total ($)
J. Paul Raines	$144,370	$5,585	$9,488	$15,593	$155,625	$14,255	$—	$344,916
Robert A. Lloyd	—	17,247	8,111	17,997	63,436	14,255	—	121,046
Daniel A. DeMatteo	14,689	17,771	7,144	51,026	94,172	—	—	184,802
Tony D. Bartel	—	15,952	7,743	15,525	90,121	14,255	224	143,820
Michael K. Mauler	—	16,742	5,883	16,220	45,390	11,390	—	95,625

(1)
Personal use of Company aircraft is valued based on the aggregate incremental costs to the Company to operate the aircraft. As described more fully in the "Other Considerations" section above, the aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. Additionally, the total reported for Mr. Raines in this column includes $5,666 attributable to his use of a private car service during fiscal 2014. The use of the Company airplane and the private car service was as a result of Mr. Raines' medical condition and is the Compensation Committee's preferred means of travel for Mr. Raines. Our Named Executive Officers are fully responsible for the personal income tax liability associated with their perquisites. The Company does not provide a tax gross-up with respect to such imputed income.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of plan-based awards, which consisted of grants of time-vested stock options, time-vested and performance-based restricted shares of our Common Stock and grants of annual performance-based bonuses under the 2011 Incentive Plan, as amended, granted to the Named Executive Officers for fiscal 2014. The grant of share-based awards on March 7, 2014 was based on the performance of the Named Executive Officers for fiscal 2013.
Grants of Plan-Based Awards in Fiscal 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thresh- old ($)(2)	Target ($)	Maximum ($)	Thresh- old (#)(2)	Target (#)	Maximum (#)
J. Paul Raines	3/7/2014	$1,210,000	$2,420,000	$3,025,000	32,460	64,920	97,380	32,460	101,070	$38.52	$5,001,314
Robert A. Lloyd	3/7/2014	327,500	655,000	818,750	10,920	21,840	32,760	10,920	33,960	38.52	1,682,000
Daniel A. DeMatteo	3/7/2014	675,000	1,350,000	1,687,500	16,230	32,460	48,690	16,230	50,550	38.52	2,500,842
Tony D. Bartel	3/7/2014	427,500	855,000	1,068,750	15,600	31,200	46,800	15,600	48,510	38.52	2,402,805
Michael K. Mauler	3/7/2014	273,000	546,000	682,500	7,800	15,600	23,400	7,800	24,270	38.52	1,201,588

(1)	Non-Equity Incentive Plan Awards were granted under the 2011 Incentive Plan, as amended.

(2)	If at least 85% of target is achieved.

(3)
Equity Incentive Plan Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2014 long-term incentive grant related to restricted shares of Common Stock subject to achievement of performance targets. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)
Other Stock Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2014 long-term incentive grant related to restricted shares of Common Stock subject to continued service to the Company. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(5)
The grant date fair value of each equity award was computed in accordance with ASC 718 based on the closing price of Common Stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of 100% of the restricted shares, which was the performance threshold the Company believed to be the most likely to be achieved under the grants as of the date of the grant.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 31, 2015 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $35.25 per share closing price of Common Stock on January 30, 2015 (the last trading date of the fiscal year).
Outstanding Equity Awards at End of Fiscal 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. Paul Raines	3/7/14	—	101,070	$38.52	3/6/2024	32,460	$1,144,215	59,240	$2,088,210
	2/22/13	46,890	93,780	24.82	2/21/2023	54,432	1,918,728	40,320	1,421,280
	2/7/12	—	—	—	—	39,760	1,401,540	38,340	1,351,485
Robert A. Lloyd	3/7/14	—	33,960	38.52	3/6/2024	10,920	384,930	19,929	702,497
	2/22/13	19,700	39,400	24.82	2/21/2023	22,884	806,661	16,950	597,488
	2/7/12	—	—	—	—	16,800	592,200	16,200	571,050
Daniel A. DeMatteo	3/7/14	—	50,550	38.52	3/6/2024	16,230	572,108	29,620	1,044,105
	2/22/13	29,310	58,620	24.82	2/21/2023	34,020	1,199,205	25,200	888,300
	2/7/12	—	—	—	—	24,920	878,430	24,030	847,058
Tony D. Bartel	3/7/14	—	48,510	38.52	3/6/2024	15,600	549,900	28,470	1,003,568
	2/22/13	28,130	56,260	24.82	2/21/2023	32,644	1,150,701	24,180	852,345
	2/7/12	—	—	—	—	23,800	838,950	22,950	808,988
Michael K. Mauler	3/7/14	—	24,270	38.52	3/6/2024	7,800	274,950	14,235	501,784
	2/22/13	—	28,140	24.82	2/21/2023	16,322	575,351	12,090	426,173
	2/7/12	—	—	—	—	12,040	424,410	11,610	409,253

(1)
The options reflected herein were granted under the 2011 Incentive Plan, and vest and become exercisable in equal annual increments over a three-year period following the grant date. The options expire one day before the tenth anniversary of the grant date.

(2)
Represents unvested restricted shares outstanding as of January 31, 2015 which will vest based upon continued service to the Company. The shares outstanding as of the end of fiscal 2014 are comprised of time-vested grants of restricted shares which were made on February 7, 2012, February 22, 2013 and March 7, 2014. Also included in this column is the earned portion of performance-based restricted shares which were granted on February 7, 2012 and February 22, 2013 for which the respective performance periods are now complete.

(3)
Represents unvested restricted shares outstanding as of January 31, 2015 which will be earned, if at all, based upon the achievement of certain performance targets as well as continued service to the Company. Awards in the table above represent expected attainment based on actual performance to date at the end of fiscal 2014. Approximately half of the performance-based restricted shares granted in fiscal 2014 were tied to our return on invested capital over a three-year period and will vest, to the extent earned, on March 7, 2017, which represents the end of the three-year performance period, subject to continued service to the Company. The remaining one-half of the performance-based restricted shares granted in fiscal 2014 were tied to earnings per share for fiscal 2014 and will vest in equal installments over a three-year period following the grant date, subject to continued service to the Company. The awards tied to earnings per share for fiscal 2014 were earned at 82.5% of the target following the close of fiscal 2014. The shares granted in fiscal 2013 are subject to a performance target tied to the Company's return on invested capital over a three-year period, and will vest, to the extent earned, on February 22, 2016, which represents the end of the three-year performance period, subject to continued service to the Company. The shares granted in fiscal 2012 were subject to a performance target tied to our return on invested capital over a three-year period and were earned at 90% of the target following the close of fiscal 2014. The unvested restricted awards are entitled to quarterly dividends of the amount declared by the Board. The dividends on the restricted shares subject to performance measures will be accrued and paid to the recipients only if and when the shares vest.

Option Exercises and Stock Vested
The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of Common Stock and shares acquired upon vesting of stock awards during fiscal 2014 by those executive officers. The values realized upon vesting in the table have been calculated using the stock price at the time of vesting.
Fiscal 2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
J. Paul Raines	—	$—	83,226	$3,056,759
Robert A. Lloyd	—	—	35,067	1,287,866
Daniel A. DeMatteo	—	—	56,555	2,069,678
Tony D. Bartel	—	—	49,872	1,831,769
Michael K. Mauler	14,070	261,139	25,076	920,855

(1)
The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options. All amounts are shown prior to the surrender of shares, if any, to cover exercise price or taxes in connection with an exercise of options.

(2)
The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested. All amounts are shown prior to the surrender of shares, if any, to cover withholding taxes in connection with the vestings.

Pension Plans
The Company does not offer a pension plan; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation
None of the Company’s NEOs participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

Employment Agreements and Potential Payments upon Termination or Change in Control
We have historically maintained employment agreements with our NEOs. See “Employment Agreements and Severance/Change in Control Benefits” above for a description of the terms of these employment agreements. Amounts owed to the NEOs upon termination or a change in control assuming a triggering event took place on January 31, 2015, the last day of the Company’s most recently completed fiscal year, are presented below.

Name	Benefit	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Upon Change In Control	Termination Upon Death	Termination Upon Disability
J. Paul Raines	Salary (1)	$2,420,000	$3,630,000	$—	$—
	Bonus (2)	4,840,000	7,260,000	—	—
	Medical Benefits (3)	23,889	23,889	—	—
	Accelerated Stock Options (4)	1,467,188	1,467,188	1,467,188	1,467,188
	Accelerated Restricted Stock (5)	4,464,483	4,464,483	14,311,218	4,464,483
	Total	$13,215,560	$16,845,560	$15,778,406	$5,931,671

Robert A. Lloyd	Salary (1)	$1,310,000	$1,637,500	$—	$—
	Bonus (2)	1,310,000	1,637,500	—	—
	Medical Benefits (3)	23,889	23,889	—	—
	Accelerated Stock Options (4)	616,413	616,413	616,413	616,413
	Accelerated Restricted Stock (5)	1,783,791	1,783,791	6,485,789	1,783,791
	Total	$5,044,093	$5,699,093	$7,102,202	$2,400,204

Daniel A. DeMatteo	Salary (1)	$1,800,000	$2,700,000	$—	$—
	Bonus (2)	2,700,000	4,050,000	—	—
	Medical Benefits (3)	23,889	23,889	—	—
	Accelerated Stock Options (4)	917,110	917,110	917,110	917,110
	Accelerated Restricted Stock (5)	2,649,743	2,649,743	5,623,433	2,649,743
	Total	$8,090,742	$10,340,742	$6,540,543	$3,566,853

Tony D. Bartel	Salary (1)	$1,710,000	$2,137,500	$—	$—
	Bonus (2)	1,710,000	2,137,500	—	—
	Medical Benefits (3)	23,889	23,889	—	—
	Accelerated Stock Options (4)	880,188	880,188	880,188	880,188
	Accelerated Restricted Stock (5)	2,539,551	2,539,551	9,017,796	2,539,551
	Total	$6,863,628	$7,718,628	$9,897,984	$3,419,739

Michael K. Mauler	Salary (1)	$1,092,000	$1,365,000	$—	$—
	Bonus (2)	1,092,000	1,365,000	—	—
	Medical Benefits (3)	23,889	23,889	—	—
	Accelerated Stock Options (4)	293,500	293,500	293,500	293,500
	Accelerated Restricted Stock (5)	1,274,711	1,274,711	4,954,458	1,274,711
	Total	$3,776,100	$4,322,100	$5,247,958	$1,568,211

(1)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual base salary in effect at the time in the event of a termination without cause or for good reason. In the event of a termination without cause or for good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual base salary in effect at the time in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual base salary in effect at the time in the case of Messrs. Lloyd, Bartel and Mauler. No salary amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(2)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual incentive bonus target in effect at the time in the event of a termination without cause or for good reason. In the event of a termination without cause or for good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual incentive bonus target in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual bonus incentive target in effect at the time in the case of Messrs. Lloyd, Bartel and Mauler. No bonus amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(3)
In the event of a termination without cause or for good reason, or a termination without cause or for good reason in connection with a change in control event, the NEOs are eligible under the Employment Agreements to receive medical benefits until the earlier of the expiration of 18 months following the termination date or the date on which the executive becomes eligible for coverage under another employer's medical plan. The amounts in the table above reflect the estimated value of medical coverage to each NEO assuming the maximum 18-month coverage period.

(4)
Pursuant to the terms of the Employment Agreements, unvested stock options are immediately vested and become fully exercisable upon death, disability, or termination without cause or for good reason in connection with the occurrence of a change in control event. In the case of a change in control, under the 2011 Incentive Plan, as amended, the Compensation Committee may, in its sole and absolute discretion, determine that, any award outstanding as of the effective date of such change in control will be canceled in consideration for a cash payment or alternative award (whether from the Company or another entity that is a party to the change in control) or a combination thereof made to the holder of such canceled award substantially equivalent in value to the fair market value of such canceled award (provided that where the exercise or base price of such award exceeds the fair market value, then such award may be canceled with no further compensation due to the holder). The determination of such fair market value shall be made by the Compensation Committee in its sole and absolute discretion.

The options outstanding as of January 31, 2015 (the assumed date of the change in control event) were granted in fiscal 2014 and fiscal 2013 and have exercise prices of $38.52 and $24.82, respectively; therefore, to estimate the potential value that each NEO could realize with respect to these option awards upon each termination scenario, the values reflected in the table above were determined based on the number of stock options outstanding for each of the NEOs as of January 31, 2015 multiplied by the excess of the closing stock price of $35.25 on January 30, 2015, the last trading day of fiscal 2014 over the underlying exercise price of the stock options outstanding as of January 31, 2015.

(5)
Pursuant to the terms of the Employment Agreements, unvested restricted shares that are subject to vesting based on continued service to the Company will immediately become vested upon termination without cause, termination for good reason, termination due to death or disability of the recipient, and termination without cause or for good reason in connection with the occurrence of a change in control event. Performance-vested awards held immediately prior to termination for which the performance period is not yet complete generally will remain outstanding until the end of the performance period and will vest, if at all, based on actual performance through the end of the performance period, except in the case of termination due to death of the recipient, in which case such performance-based awards will vest immediately at the target level. The values reflected in the "Termination Upon Death" column in the table above were determined based on unvested restricted shares as of the assumed termination date (in this case, January 31, 2015) and the closing stock price of $35.25 on January 30, 2015, the last trading day of fiscal 2014. Under all other termination scenarios outlined above, no value for the unvested performance-based restricted shares are reflected in the table as these awards would remain outstanding until the end of such performance periods, pursuant to the terms of the employment agreements.

As discussed above in "Other Considerations," the Retirement Policy, recommended by the Compensation Committee and approved by the Board in March 2014, became effective in February 2015. The Retirement Policy provides for vesting of certain awards granted under the 2011 Incentive Plan upon an employee’s retirement. Specifically, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon an Eligible Retirement, become vested with respect to certain unvested awards granted under the Plan.
Generally, any annual time-based award (of restricted shares, options and/or cash) granted under the Plan will become fully vested upon such employee’s Eligible Retirement. Option awards will generally remain exercisable for one year after such Eligible Retirement. A pro-rata portion of annual awards subject to performance conditions will (based on the portion of the performance period actually worked by the employee) remain outstanding and will vest, if at all, based on actual corporate performance through the end of the performance period. The Retirement Policy is generally not applicable to off-cycle, retention, or other special awards. The Retirement Policy will continue in effect until modified or discontinued by the Committee. Mr. DeMatteo is the only NEO who is currently eligible to retire and receive the vesting offered under the Retirement Policy. The impact of the Retirement Policy will be reflected on the amounts disclosed in the table above beginning with our 2016 Proxy Statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s 2014 Annual Report on Form 10-K and in this Proxy Statement.
Compensation Committee
Gerald R. Szczepanski, Chair
Thomas N. Kelly Jr.
Shane S. Kim

ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 2
We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our NEOs. Accordingly, and in accordance with SEC rules, the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.
As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s Named Executive Officers should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.
Total compensation provided by the Company to its Named Executive Officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.
The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.
Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers, are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.
The overall value of the incentive and total compensation opportunities are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2011 Annual Meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or our Board of Directors. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board of Directors’ recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.
We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.
Accordingly, the Board of Directors recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte & Touche"), an independent registered public accounting firm, which was engaged as independent public accountants for the fiscal year ended January 31, 2015, to audit the financial statements of the Company for the fiscal year ended January 30, 2016. We are submitting our selection of Deloitte & Touche for ratification by the stockholders at the Meeting. A representative of Deloitte & Touche is expected to be present at the Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Deloitte & Touche has served as our independent registered public accounting firm since July 17, 2013.

THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS
Information for our equity compensation plans, consisting of the 2011 Incentive Plan, as amended, and the 2001 Incentive Plan, in effect as of January 31, 2015 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	3,998,807	$33.14	5,460,262
Equity compensation plans not approved by security holders	—	not applicable	—
Total	3,998,807	$33.14	5,460,262
Subsequent to the fiscal year ended January 31, 2015, an additional 424,260 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in equal annual installments on March 6th of each of the years 2016 through 2018, subject to continued service to the Company. Also, subsequent to the fiscal year ended January 31, 2015, an additional 189,180 shares of restricted stock were granted under the 2011 Incentive Plan, subject to performance targets which will be measured following completion of the two-year period ending January 28, 2017. The earned shares will vest immediately on March 6, 2018. Shares subject to performance measures may generally be earned in greater or lesser percentages if targets are exceeded or not achieved by specified amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Board of Directors has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each Director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or Director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. During fiscal 2014, there were no transactions requiring disclosure with, or with an immediate family member of, Directors, NEOs or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.
The Company's independent registered public accounting firm is responsible for auditing the Company's financial statements and its internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting.  The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company's independent registered public accounting firm.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements.  The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 as adopted by the PCAOB, relating to communications with audit committees.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm their independence from the Company and its management, and has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining the firm's independence.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Divisional Vice President of Internal Audit, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited consolidated financial statements be included in the Company’s 2014 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the SEC.
Audit Committee
Stephanie M. Shern, Chair
Gerald R. Szczepanski
Kathy P. Vrabeck
Lawrence S. Zilavy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As described more fully in "Ratification of Appointment of Independent Registered Public Accounting Firm—Proposal 3" above, the Audit Committee of the Board of Directors has selected Deloitte & Touche, an independent registered public accounting firm, which was engaged as independent public accountants for the fiscal year ended January 31, 2015, to audit the financial statements of the Company for the fiscal year ended January 30, 2016.
The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered the non-audit services provided by Deloitte & Touche and concluded they are compatible with maintaining the independence of those firms in their audits of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002. A representative of Deloitte & Touche will be present at the Meeting and will be available to respond to appropriate questions.
The following table sets forth information regarding fees for professional services rendered by Deloitte & Touche in fiscal 2014 and fiscal 2013:

	Fiscal 2014	Fiscal 2013

Audit Fees(1)	$3,595,000	$4,498,000
Audit-Related Fees(2)	86,000	17,000
Tax Fees(3)	459,000	249,000
All Other Fees	—	—
Total	$4,140,000	$4,764,000

(1)
Audit fees rendered by Deloitte & Touche in fiscal 2014 and fiscal 2013 include professional services for the audit of the Company’s annual financial statements and financial statement schedule, for the audit of the Company’s effectiveness of internal control over financial reporting, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, for professional services provided in connection with statutory and regulatory filings and for other consultations concerning financial accounting and reporting standards.

(2)
Audit-related fees rendered by Deloitte & Touche in fiscal 2014 pertain to debt offering procedures and subsidiary agreed-upon procedures. Audit-related fees in fiscal 2013 pertain to subsidiary agreed-upon procedures.

(3)
Tax-related services rendered by Deloitte & Touche in fiscal 2014 and fiscal 2013 included professional services for domestic and international tax compliance and tax planning and advice, including international tax consulting.

Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent registered public accounting firm of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by Deloitte & Touche referred to above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, Directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.
To our knowledge, based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to our executive officers, Directors and greater than ten-percent stockholders were complied with.

OTHER MATTERS
We do not intend to present any other business for action at the Annual Meeting and do not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon in their discretion and according to their best judgment.
Householding. We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and receive hard copies of the proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. If you and another GameStop stockholder living in your household do not have the same last name, you may also request to receive only one copy of future proxy statements and financial reports.
Householding conserves natural resources and reduces our distribution costs. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold GameStop stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent, Computershare, in writing, to P.O. Box 30170, College Station, TX 77842-2170; or by telephone at + 1 (800) 522-6645.
Alternatively, if you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents or prefer to discontinue your participation in householding, please contact Computershare as indicated above and a separate copy will be sent to you promptly.
If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.
Financial and Other Information.  We are furnishing our Annual Report for the fiscal year ended January 31, 2015, including consolidated financial statements, together with this Proxy Statement.
Cautionary Statement Regarding Forward Looking Statements. This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, our future performance, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2015 filed with the SEC on March 30, 2015.
Stockholder Proposals and Nominations for the 2016 Annual Meeting. Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented for inclusion in our proxy materials for the Annual Meeting of Stockholders to be held in 2016 must be received by the Secretary, at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 7, 2016.
In addition, any stockholder who wishes to propose any other business for consideration at an annual meeting of stockholders (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act), must comply with the advance notice provisions and other requirements of our Bylaws, which are on file with the SEC and may be obtained upon request in writing to the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. These notice provisions require that any stockholder who wishes to propose any other business for consideration at an annual meeting of stockholders (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act), must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder’s notice to the Secretary must set forth in writing as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such business; (iii) the class and number of shares of GameStop Corp. which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. These notice provisions require that the proposal of business to be considered at the Annual Meeting of Stockholders to be held in 2016 (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than the close of business on April 24, 2016 and no later than the close of business on May 24, 2016.
Stockholders who wish to propose a nominee for election to our Board must comply with the advance notice provisions and other requirements of our Bylaws, which are on file with the SEC and may be obtained upon request in writing to the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. These notice provisions require that any stockholder who wishes to propose a nominee for election to our Board must provide timely notice in proper written form to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, such stockholder’s notice must set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being a nominee and to serving as a director if elected, as well as a supporting statement describing the nominee’s reasons for seeking election; and (ii) as to the stockholder giving the notice, the (x) name and address, as they appear on our books, of such stockholder and (y) the class and number of shares of GameStop Corp. which are beneficially owned by such stockholder. These notice provisions require that the nomination of directors for consideration at the Annual Meeting of Stockholders to be held in 2016 must be received no earlier than the close of business on April 24, 2016 and no later than the close of business on May 24, 2016.
STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.
By Order of the Board of Directors

DANIEL A. DEMATTEO
Executive Chairman
May 8, 2015

GameStop

POWER TO THE PLAYERS

IMPORTANT 2015 MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 23, 2015.

Vote by Internet

- Go to **www.envisionreports.com/GME**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Re-election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Daniel A. DeMatteo	☐	☐	☐	02 - Thomas N. Kelly Jr.	☐	☐	☐	03 - Shane S. Kim	☐	☐	☐
04 - J. Paul Raines	☐	☐	☐	05 - Gerald R. Szczepanski	☐	☐	☐	06 - Kathy P. Vrabeck	☐	☐	☐
07 - Lawrence S. Zilavy	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. To vote for and approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company.	☐	☐	☐	3. To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company's fiscal year ending January 30, 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

7 2 D M

022TLB

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of
GameStop Corp. Stockholders
Tuesday, June 23, 2015, 1:00 p.m., Central Daylight Time
Hilton Southlake Town Square
1400 Plaza Place, Southlake, Texas 76092

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

GameStop
POWER TO THE PLAYERS®

Proxy — GameStop Corp.

Notice of 2015 Annual Meeting of Stockholders

Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092
Proxy Solicited by Board of Directors for Annual Meeting - Tuesday, June 23, 2015
For Holders as of May 1, 2015

The undersigned hereby appoints Daniel A. DeMatteo and Robert A. Lloyd, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of GameStop Corp (the "Annual Meeting") to be held at The Hilton Southlake Town Square, 1400 Plaza Place, Southlake Texas 76092 on June 23, 2015 at 1:00 p.m., Central Daylight Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR the re-election of directors, FOR the approval, on an advisory basis, of our executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company's fiscal year ending January 30, 2016.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)